Exhibit 99.1

                           Non-Interference Agreement


                  Pursuant to Paragraph 9.C. of the Stipulation and Agreement of Compromise, Settlement and Release (the "Settlement") between the parties named in the action entitled Jay B. Langner, Plaintiff v. Stephen L. Brown et al., Defendants ("Action No. 1") and the parties named in the action entitled The Franklin Holding Corporation (Delaware), Plaintiff v. Jay B. Langner et al., Defendants ("Action No. 2"), it is the desire and intent of the parties to Actions No. 1 and 2 to end all relationships and courses of conduct among themselves such as have given rise to Action No. 1 and Action No. 2.

                  NOW, THEREFORE, in consideration of the Settlement terms and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, [defendant in Action No. 2] on behalf of myself and on behalf of the affiliated persons and family members listed on Exhibit 6 of the Settlement (the "Affiliates") agree from the date hereof until such date, if any, upon which approval of the Settlement shall be denied and the Settlement terminated, to comply with [paragraph] 9.C of the Settlement and that I or any Affiliates shall not, alone or in conjunction with others, directly or derivatively, or in any representative or individual capacity, interfere with or seek any relief against S.L. Brown & Company ("SLB. Co") or The Franklin Holding Corporation (Delaware) or any affiliate thereof (including but no limited to Excelsior Communications Corporation or Avery Communications, Inc.) or any or all members of the Board of Directors or executives or employees thereof, with respect to the business operations, finances or management o SLB Co., Franklin or any affiliate thereof, or of any other company which now is or in the future may be directly or indirectly controlled by, Stephen L. Brown or any affiliate thereof or any entity of which Stephen L. Brown is the chief

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executive  officer or Chairman of the Board of Directors,  or of which any other defendant in Action No. 1 or Miles L. Berger is presently or as of the Effective Date (as defined in the Settlement) a director, including, but without in any way limiting the foregoing: engaging in proxy contests; commencing, instigating or pursuing any lawsuit or other legal, administrative, regulatory or arbitral proceeding, but excluding commercial transaction disputes against entities, other than Franklin or its affiliates, not related to the Released Claims (as defined in the Settlement), that may be brought by Hudson General Corporation or Highland Management Corporation or any of their affiliates; acting in concert with any other person in any manner that (but for the beneficial ownership level provisions of Section 13(a) of the Securities and Exchange Act of 1934) would require the filing of a Schedule 13D; soliciting any other person to act or refrain from acting with respect to the business, finances or management of or compensation or other benefits or consideration paid or provided by any of the above-described companies or any of its or their affiliates or subsidiaries; holding or purchasing shares in any such company other than in Franklin; and I and my Affiliates hereto agree not to be publicly critical of Stephen L. Brown or the other management, directors or business associates of Brown in any way with respect thereto; and will not instigate, cause, request, or suggest that anyone else shall do so.
                  I represent that as of the date of this Agreement, neither I nor any of my Affiliates are aware of any commercial transaction dispute or claim or facts giving rise to same not related to the Released Claims (as defined in the Settlement), between myself or any of my Affiliates and any of the defendants in Action No. 1 or any of their affiliates or any of the members of the Board of Directors or executives or employees thereof, or Miles L. Berger.

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                  I understand  that if I or any of my Affiliates  breach any of the above provisions agreed to herein or any other provision of the Settlement, the discontinuance of Action No. 2 and release of claims therein provided for by the Settlement shall be deemed vacated, without prejudice, as against the breaching party only, so as to permit reinstatement of claims set forth therein or arising from the matters there asserted against myself and any Affiliate who is a defendant in Action No. 2 and who is alleged to have breached the provisions hereof, provided: (i) I and any other Affiliate who is alleged to have breached this Agreement have been notified in writing of such breach by certified mail, and unless (ii) I and my Affiliate who is alleged to have breached this Agreement have failed to move within ten business days of the mailing of such notification of such breach for, and use my or its best efforts to obtain, an order of the District Court for the Southern District of New York staying or otherwise precluding such a reinstatement of claims.

Date:

                                            AGREED TO ON BEHALF OF MYSELF
                                            AND MY AFFILIATES:





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